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                                                                   EXHIBIT 10.41


                              PINNACLE MICRO, INC.
                              EMPLOYMENT AGREEMENT


       This employment agreement (the "Agreement") is made and entered into by and between Kevin Lehnert ("Executive") and Pinnacle Micro, Inc., (the "Company"), effective as of December 1, 1996 (the "Effective Date") with reference to the following facts:

       Executive has been recruited by Company to fill a critical executive position. The Company is going through a management transition and financial turnaround. Company and Executive desire to agree upon the services to be rendered for such period of time upon the terms and conditions set forth herein. The Company's Board further believes that it must provide the Executive with certain enhanced severance benefits upon Executive's termination of employment following a change of control (as defined below) to provide the Executive, through enhanced financial security, incentive to continue providing services to the Company notwithstanding the possibility of a change of control.

       NOW, THEREFORE, in consideration of the premises and of the mutual convenants and conditions set forth herein, the parties hereto agree as follows:

       1. Employment; Duties: (a) Employment Period: During the period commencing with the Effective Date and terminating one year thereafter (the "Contract Employment Period") or on the date (the "Termination Date") that Executive is terminated in accordance with Sections 5, 6 or 7 of this Agreement or resigns for whatever reason, (the "Employment Period"), Executive shall serve as Vice President and Controller of the Company or in such other position as he accepts prior to a Change of Control. During such employment period, Executive shall discharge the duties of his office as shall reasonably be assigned to him by the President and Chief Executive Officer. The Contract Employment period shall be automatically annually extended for 12 month periods after the expiration of the initial term unless otherwise terminated in accordance with this Agreement.

                (b) No Conflict of Interest: During the Employment Period, Executive shall not serve as a director, employee, consultant or advisor to any other corporation or other business enterprise without the prior written consent of the Board; which consent shall not be unreasonably withheld. Executive may, however, serve in any capacity with any civic, educational or charitable organization or any trade association without the approval of the Board, so long as such activities do not interfere with his duties and obligations under this Agreement. If the Board views any such activities as interfering it shall notify Executive and provide a reasonable opportunity to cure the interference.

       2.  Compensation:

                (a) Base Salary: During the Employment Period, the Company shall pay Executive a base salary (the "Employment Base Salary") at a rate of not less than $108,000.00 per year, payable in equal installments no less frequently than twice monthly.

                (b) Bonuses: During the Employment Period, Executive shall receive bonuses (i) as determined by the Compensation Committee of the Board of Directors in consultation with the President and Chief Executive Officer; and
(ii) according to the terms of any Company executive bonus plans.

                (c) Stock Options: During the Employment Period Executive will receive such stock options or similar performance incentives as determined separately in writing by the Compensation Committee of the Board of Directors in its sole discretion after consultation with the President and Chief Executive Officer. A summary of Executive's initial grant is attached hereto as Exhibit A.

       3. Employee Benefits: During the Employment Period, Executive shall be included in all employee benefit plans, programs or arrangements, including, without limitation, any plans, programs or arrangements providing for retirement benefits, incentive compensation, profit bonuses, disability benefits, health and life

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                                                                           10.41

insurance, vacation and paid holidays, which shall be established by the Company for, or made available to, its senior executives and to such other benefits and perquisites as are specifically set forth herein. The Company will obtain at Company expense, life insurance and reasonable disability policies for Executives and Key Employees and Executive shall participate therein on a basis comparable to other executives.

                (a) Reimbursement of Expenses: The Company shall reimburse Executive for all out-of-pocket expenses reasonably incurred and paid by him in the performance of his duties pursuant to this Agreement, in accordance with written Company policies.

       4. Definition of Terms: The following terms referred to in this Agreement shall have the following meanings:

                (a) Cause: "Cause" shall mean (i) any act of personal dishonesty committed by the Executive in connection with his responsibilities as an employee; (ii) any act which violates state or federal law, concerning or involving dishonesty or moral tempted any settlement, order or judgment against Executive under the federal or state securities laws and regulations; (iii) a willful act by the Executive which is materially injurious to the Company; and
(iv) continued nonperformance (two weeks or more) by the Executive following delivery to the Executive of a written demand for performance from the Company which describes the basis for the Company's belief that the Executive has not substantially performed his duties.

                (b) Change of Control: "Change of Control" means the occurrence of any of the following events:

                      (i) Any "person" or group (as such terms and used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 20% or more of the total voting power represented by the Company's then outstanding voting securities; or

                      (ii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof; or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors for the Company); or

                      (iii) The stockholders of the Company approve any transaction which would be a reorganization under Delaware or California law and result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than fifty percent (50%) of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such merger or consolidation; or

                      (iv) The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

                (c) Disability: "Disability" shall mean that the Executive has been unable to perform his Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, a determined by the Company (or by a physician agreed upon by the parties or selected by the Arbitrator if the parties cannot agree) to be total and permanent. If a court shall determine Executive is not competent to select an Arbitration an Disability shall be deemed to exist. Termination resulting from Disability may only be effected after at least 30 days' written notice by the Company of its intention to terminate the Executive's employment. In the event that the Executive resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.


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                                                                           10.41


                (d) Good Reason: "Good Reason" shall mean, following a change of control (i) without the Executive's express written consent, the significant reduction of the Executive's duties, authority or responsibilities, relative to the Executive's duties, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Executive of such reduced duties, authority or responsibilities; (ii) without the Executive's express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Executive immediately prior to the Change of Control; (iii) a reduction by the Company in the Employment Base Salary of the Executive; (iv) a material reduction by the Company in the kind or level of employee benefits to which the Executive was entitled immediately prior to the Change of Control with the result that the Executive's overall benefits package under Section 3 hereof is significantly reduced (other than as contemplated by this Agreement); (v) the relocation of the Executive to a facility or a location more than 30 miles from the Executive's then present location, without the Executive's express written consent; (vi) any purported termination of the Executive by the Company which is not effected for Disability or for Cause; or (vii) the failure of the Company to obtain the assumption of this agreement by any successors contemplated in
Section 18 below;

       5. Termination of Employment Prior to a Change of Control: The following provisions shall apply with respect to termination of Executive's employment prior to a Change of Control:

                (a)  Termination without Cause :

                      (i) General: If, prior to the end of the Employment Period and prior to a Change of Control (A) Executive's employment is terminated by the Company without Cause, then the Company shall:

                               (A)  Cash Severance Payments:  Pay to Executive
severance payments of one month's Employment Base Salary for a period equal to 12 months following the date of termination; (the "Severance Period"). Such severance payments shall be paid at regular payroll intervals or in one lump sum within 30 days of the Termination Date as determined by Company.

                               (B)  Accelerated Vesting Option:  Give Executive
(or his legal representative if he is Disabled) 30 days to elect to accelerate the vesting of 80% all unvested equity compensation (forfeiting the 20% balance of unvested equity compensation) to the same extent as if it would have vested if Executive remained employed through the required vesting period.

                               (C)  Continued Group Health and Insurance
Benefits: Continue to make available to the Executive and the covered dependents, and to pay directly or indirectly for, to the same extent as paid prior to the Termination Date, all group health plan, life and other similar insurance plans or Company-sponsored arrangements providing comparable benefits in which Executive or such covered dependents participate on the Termination Date through the Severance Period.

                      (ii) Death: In the event of Executive's death while he is receiving benefits pursuant to Section 6(a)(i)(C) hereof, the Company shall continue providing and paying severance and for group health plan, life and similar insurance coverage or Company-sponsored arrangements providing comparable benefits for the covered dependents through the Severance Period.

                      (iii) All vested options or other equity compensation must be exercised within 12 months of the Termination Date.

                (b) Termination for Cause; Resignation: If, during the Employment Period and prior to a Change of Control, Executive's employment is terminated by the Company for Cause, or if Executive resigns from his employment, then Executive shall be entitled only to payment of all amounts including benefits earned or owed to Executive and only to such equity compensation as is fully vested as of the Termination Date.


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                                                                           10.41


       6. Termination of Employment Following a Change of Control: The following provisions shall apply to termination of Executive's employment on or following a Change of Control:

           (a)  Termination without Cause; Resignation for Good Reason:

                (i) General: If, following a Change of Control (A) Executive's employment is terminated by the Company without Cause, or (B) Executive resigns from his employment hereunder for Good Reason, then the Company shall:

                     (A) Cash Severance Payments: Pay to Executive severance payments of one month's Employment Base Salary for a period equal to 12 months following the date of termination; (the "Severance Period"). Such severance payments shall be paid at regular payroll intervals or in a lump sum within 30 days of the Termination Date as determined by the Company.

                     (B) Accelerated Vesting: Cause the vesting of all restricted stock, stock options and other equity-based compensation held on the date of termination by Executive, to fully accelerate, as of the date of termination, so that they become 100% vested in the stock of the Controlling entity.

                     (C)  Continued Group Health and Insurance Benefits:
Continue to make available to the Executive and the Covered Dependents, and pay for, to the same extent as paid prior to the Change of Control and termination of the employment or consulting relationship, all group health plan, life and other similar insurance plans or Company-sponsored arrangements providing comparable benefits in which Executive or such Covered Dependents participate on the date of the Executive's termination, through the Change of Control Severance Period.

                (ii) Death During Severance Period: In the event of Executive's death while he is receiving benefits pursuant to Section 6(a)(i)(C) hereof, the Company shall continue providing and paying for group health plan, life and similar insurance plan coverage or Company-sponsored arrangements providing comparable benefits to the covered dependents through the Change of Control Severance Period.

           (b) Termination for Cause; Resignation Without Good Reason: If, following a Change of Control, Executive's employment is terminated by the Company for Cause, or if Executive resigns from his employment hereunder other than for Good Reason, then Executive shall be entitled only to payment of all amounts (including benefits) earned or owed to Executive, and only to such equity compensation as is fully vested as of the Termination Date.

                (iii) All stock options or warrants so vested must be exercised within 12 months of the Termination Date.

       7. Death or Permanent Disability: In the event Executive's employment terminates due to Executive's death or Disability, whether or not there has been a Change of Control, the Company shall:

                (a) Cash Lump-Sum Payment: Pay to Executive, his estate, or his personal representative (as appropriate) a lump-sum cash payment equal to 12 months' Employment Base Salary to be paid within 30 days after the date the Company receives notice of Executive's death, or within 30 days after the date it has been determined that Executive has incurred a Disability.

                (b) Equity Compensation: Allow the estate or representative of the Executive 12 months from the Termination Date to exercise equity compensation vested as of the Termination Date.

                (c) Continued Group Health and Insurance Benefits: Continued to make available to the Executive (if alive) and the Covered Dependents (whether or not Executive is alive) and pay for, to the same extent as paid prior to termination of employment, all group health plan, life and other similar insurance plans or Company-sponsored arrangements providing comparable benefits in which Executive or such Covered Dependents participate on the date of the Executive's termination, for a period of 12 months following the Termination Date.


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                (d) Other Benefits: Pay to Executive, his estate, or his
personal representative (as appropriate) all other benefits normally paid to employees who have died or incurred a disability.

       8. Golden Parachute Limitation: The payments and benefits payable to Executive under this Agreement and all other contracts, arrangements, or programs with the Company shall not, in the aggregate exceed the maximum amount that may be paid to Executive without triggering golden parachute penalties under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), as determined in good faith by the Company's independent auditors. Executive agrees that, to the extent payments or benefits under this Agreement would not be deductible under Code Section 162(m) if made or provided when otherwise due under this Agreement, such payments and benefits shall be made or provided later, immediately after Section 162(m) ceases to preclude their deduction, with interest thereon at the rate provided in Code Section 1274(b)(2)(B). If even after such deferral the payments and benefits otherwise payable to Executive must be reduced to avoid triggering such penalties, the payments and benefits will be reduced in the priority order designated by the Executive, or, if the Executive fails promptly to designate an order, in the priority order designated by the Company. If an amount in excess of the limit set forth in this Section 8 is paid to Executive, Executive shall repay the excess amount to the Company upon demand. Executive and the Company agree to cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties on payments or benefits received by Executive.

       9. Termination Date: The date of termination of employment by the Company shall be the date specified in a written notice of termination to Executive. The date of resignation shall be the date specified in the written notice of resignation from Executive to the Company. For purposes of this Agreement, no purported termination of Executive's employment for Cause shall be effective without delivery of such Notice of Termination.

       10. Assignment: Executive's rights and obligations under this Agreement are not assignable by Executive, but shall pass to his estate or personal representative upon death or disability (as determined pursuant to this Agreement).

       11. Notices: Any notice required or permitted under this Agreement shall be given in writing and shall be deemed to have been effectively made or given if personally delivered, or if sent by facsimile, or mailed to the other party at its address set forth below in this Section 10, or at such other address as such party may designate by written notice to the other party hereto. Any effective notice hereunder shall be deemed given on the date personally delivered or on the date sent by facsimile or deposited in the United States mail (sent by certified mail, return receipt requested), as the case may be, at the following address:

                (i)   If to the Company:                 (ii)   If to Executive:

                      Pinnacle Micro, Inc.
                      19 Technology Drive
                      Irvine, California  92618
                      Attn:  General Counsel
                      Fax:  714/789-3045

       12. Disputes: Any disputes between the parties hereto shall be settled by arbitration in Irvine, California under the auspices of, and in accordance with the rules of, the Judicial Arbitration and Mediation Service/Endispute, by an arbitrator who is mutually agreeable to the parties hereto, (such arbitrator or hereinafter referred to as the "Arbitrator"). The decision in such arbitration shall be final and conclusive on the parties, in lieu of any court action, which is expressly waived, with the sole exception of a Company initiated injunctive proceeding to protect its confidential information or trade secrets, judgment upon such decision may be entered in any court having jurisdiction thereof. The parties hereby agree that the Arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. The Company and Executive shall share equally all expenses of the Arbitrator incurred in any arbitration hereunder; provided, however, that the Company or Executive, as the case may be, shall bear all expenses of the Arbitrator and all of the legal fees and out-of-pocket expenses of

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                                                                           10.41

the other party to the extent if the Arbitrator determines that the claim or position of such party was without reasonable foundation.

       13. Severability: If an arbitrator determines that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired; and (b) such arbitrator shall have the authority to replace such invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

       14. Entire Agreement: This Agreement by and between the Company and Executive represents the entire agreement of the parities with respect to the matters set forth herein, and to the extent inconsistent with other prior contracts, arrangements or understandings between the parties, supersedes all such previous contracts, arrangements or understandings between the Company and Executive. The Agreement may be amended only by mutual written agreement of the parties hereto.

       15. Withholding: Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to Executive in connection with his employment hereunder.

       16. Governing Law: This Agreement shall be construed, interpreted, and governed in accordance with the laws of California without reference to rules relating to conflict of law.

       17. Successors: This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by Executive and the Company, their respective heirs, executors, administrators and assigns. In the event the Company is merged, consolidated, liquidated by a parent corporation, or otherwise combined into one or more corporations, the provisions of this Agreement shall be binding upon and inure to the benefit of the parent corporation or the corporation resulting from such merger or to which the asset shall be sold or transferred, which corporation from and after the date of such merger, consolidation, sale or transfer shall be deemed to be the Company for purposes of this Agreement. In the event of any other assignment of this Agreement by the Company, by operation of law or otherwise, the Company shall remain primarily liable for its obligations hereunder. This Agreement shall not be assignable by Executive.

       18. Headings: The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

       19. Counterparts: This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

       IN WITNESS WHEREOF, the parties hereto have executed this in counterparts Agreement as of the Effective Date.


COMPANY:                                             EXECUTIVE:


PINNACLE MICRO, INC.                                 KEVIN LEHNERT



 /s/ Lawrence Goelman                                /s/ Kevin Lehnert
 --------------------                                -----------------
Lawrence Goelman
President, Chief Executive Officer




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